For the fiscal period ended 12/31/02
File number 811-7064

					SUB-ITEM 77-0

					EXHIBITS

		Transactions Effected Pursuant to Rule 10f-3

I.   The Target Portfolio Trust ? Small Capitalization Growth Portfolio

1.   Name of Issuer
	Hilb Rogal & Hamilton Co.

2.   Date of Purchase
	11/07/02

3.   Number of Securities Purchased
	7,400 shares

4.   Dollar Amount of Purchase
	$281,940

5.   Price Per Unit
	$38.10

6.   Name(s) of Underwriter(s) or Dealer(s)
      From whom Purchased
	Merrill Lynch

7.   Other Members of the Underwriting Syndicate
	  See Exhibit A

EXHIBIT A

UNDERWRITER:

Banc of America Securities LLC
Merrill Lynch
Morgan Stanley
Sandler, O?Neil
Stephens Inc.
Cochran, Caronia Securities LLC
Davenport & Co LLC
Ferris, Baker, Watts, Inc.
Janney Montgomery Scott, LLC
Keefe, Bruyette & Woods, Inc.
Legg Mason Wood, Walker, Inc.